BALCHEM®

HUMAN NUTRITION & HEALTH

ANIMAL NUTRITION & HEALTH

SPECIALTY PRODUCTS

INDUSTRIAL PRODUCTS

November 15, 2017

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:       Notice of Disclosure Filed in Form 10-Q, Under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Balchem Corporation has made disclosure pursuant to those provisions in its Quarterly Reports on Forms 10-Q for (i) the second quarter ended June 30, 2017, which was filed with the Securities and Exchange Commission on August 8, 2017 and (ii) the third quarter ended September 30, 2017, which was filed with the Securities and Exchange Commission on November 7, 2017.

Respectfully submitted,

Balchem Corporation

By:

/s/ Mark A. Stach

Name:	Mark A. Stach
Title:	General Counsel and Secretary

Corporate Headquarters
52 Sunrise Park Rd., New Hampton, NY 10958
P (845) 326-5600 - F (845) 326-5734
Balchem.com